Exhibit C-2

                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION

In the Matter of:

        JOINT APPLICATION FOR TRANSFER          )   CASE NO. 2001-104
        OF LOUISVILLE GAS AND ELECTRIC          )
        COMPANY AND KENTUCKY UTILITIES          )
        COMPANY IN ACCORDANCE WITH              )
        E.ON AG'S PLANNED ACQUISITION           )
        OF POWERGEN PLC                         )


                                   I N D E X

                                                                            PAGE

BACKGROUND....................................................................1

STATUTORY STANDARD FOR MERGER.................................................3

OVERVIEW OF THE TRANSACTION...................................................4

POST-ACQUISITION REORGANIZATION...............................................6

DIRECTORS AND ADVISORY BOARD..................................................9

FINANCIAL ISSUES..............................................................15

APPLICANTS' COMMITMENTS.......................................................17

ADDITIONAL INTERVENOR CONDITIONS AND COMMITMENTS..............................19

MOST FAVORED NATIONS CLAUSE...................................................23

CUSTOMER SERVICE ISSUES.......................................................26

QUALITY OF SERVICE............................................................30

SUMMARY OF FINDINGS...........................................................31

ORDERING PARAGRAPHS...........................................................34

APPENDIX A

                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION

In the Matter of:

        JOINT APPLICATION FOR TRANSFER          )  CASE NO. 2001-104
        OF LOUISVILLE GAS AND ELECTRIC          )
        COMPANY AND KENTUCKY UTILITIES          )
        COMPANY IN ACCORDANCE WITH              )
        E.ON AG'S PLANNED ACQUISITION           )
        OF POWERGEN PLC                         )

                                   O R D E R

                                   BACKGROUND

     On May 14, 2001, E.ON AG ("E.ON"), PowerGen plc ("PowerGen"), LG&E Energy Corp. ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E"), and Kentucky Utilities Company ("KU") (collectively "Applicants") filed a joint application pursuant to KRS 278.020(4) and 278.020(5) for approval of the transfer of ownership and control of LG&E and KU to E.ON or an E.ON affiliate in accordance with the terms of an April 9, 2001 pre-conditional cash offer by E.ON to acquire all shares of PowerGen ("Acquisition Agreement").

     E.ON is a German company, similar to a United States stock corporation, formed under the laws of the Federal Republic of Germany. E.ON is Germany's third largest industrial group and its utility subsidiary supplies almost 33 percent of Germany's electricity and over 30 percent of its natural gas. On a worldwide basis, E.ON owns a total of 29,000 MW of generating capacity and supplies electricity to approximately 25 million customers in Sweden, Switzerland, Netherlands, Italy, Poland, Russia, Latvia, Hungary, Austria, and the Czech Republic.

     PowerGen is a public limited company formed under the laws of England and Wales and is engaged in regulated and unregulated power activities around the world. In the United Kingdom, PowerGen is one of the leading suppliers of electricity and natural gas. The Commission approved PowerGen's merger with LG&E Energy by Order dated May 15, 2000 in Case No. 2000-095./1/ That merger was consummated on December 11, 2000, making PowerGen the indirect parent of LG&E and KU.

     LG&E Energy is a holding company for numerous subsidiaries engaged in cogeneration, independent power projects, exempt wholesale generation, and the ownership and operation of two regulated utilities, LG&E and KU. Both of these utilities operate as vertically integrated suppliers engaged in the generation, transmission, anddistribution of electricity to retail customers, while LG&E also distributes natural gas to retail customers.

     The Commission established a procedural schedule on May 17, 2001. That schedule provided for two rounds of discovery, an opportunity for intervenors to file testimony, a public hearing, an opportunity to file post-hearing briefs, and the issuance of a final Commission Order by August 6, 2001. The procedural schedule also included an informal conference which was held at the Commission's offices on May 22, 2001 to provide the Applicants an opportunity to present an overview of the proposed acquisition and to allow those in attendance to ask questions. By letter dated May 18, 2001, the Applicants stated that they accepted all of the dates set forth in the procedural schedule.

     The Commission granted full intervention to the following parties: Attorney General's Office of Rate Intervention ("AG"); Lexington-Fayette Urban County

----------------------
1 Case No. 2000-095, Joint Application of PowerGen plc, LG&E Energy Corp., Louisville Gas and Electric Company, and Kentucky Utilities Company For Approval of a Merger.


Government; Big Rivers Electric Corporation ("Big Rivers"); East Kentucky Power Cooperative, Inc. ("East Kentucky"); Kenergy Corp. ("Kenergy"); Kentucky Industrial Utility Customers, Inc.; Metro Human Needs Alliance and POWER (collectively "MHNA/POWER"); Community Action Council for Lexington-Fayette, Bourbon, Nicholas, and Harrison Counties, Inc. and Kentucky Association for Community Action (collectively "CAC/KACA"); International Brotherhood of Electrical Workers, Local 2100; Alcan Aluminum Corporation; Gallatin Steel Company ("Gallatin"); Owensboro Municipal Utilities; and Robert L. Madison. A public hearing was held on July 5-6, 2001 at the Commission's offices in Frankfort, Kentucky and post-hearing briefs were filed on July 20, 2001.


                         STATUTORY STANDARD FOR MERGER

     Under KRS 278.020(4), no person may acquire or transfer control of a utility until the Commission has determined that the acquirer has the financial, technical, and managerial abilities to provide reasonable service. In addition, under KRS 278.020(5), no individual may acquire control of a utility unless the Commission has determined that the acquisition is made in accordance with the law, for a proper purpose, and is consistent with the public interest.

                          OVERVIEW OF THE TRANSACTION

     The Boards of Directors of E.ON and PowerGen have agreed to the terms of an Acquisition Agreement whereby E.ON will acquire all of the PowerGen shares for approximately $11.00 per share and all of the PowerGen American Depository Receipt ("ADR") for approximately $44.00 per ADR. As of April 6, 2001, the total value of the proposed acquisition was approximately $13.8 billion, with approximately $7.4 billion reflecting the purchase of all issued and outstanding shares of PowerGen and PowerGen's ADRs, and the remaining $6.4 billion reflecting PowerGen's debt assumed by E.ON. Upon completion of the acquisition, PowerGen will become a wholly owned subsidiary of E.ON, while LG&E Energy, LG&E, and KU will survive the acquisition and continue their corporate existence.

     E.ON is a financially strong company with a market capitalization as of April 6, 2001 of approximately $35.7 billion in equity and no debt. Upon completion of the proposed acquisition, E.ON will be the supplier of electricity and natural gas to approximately 30 million customers and will have available resources of approximately $45 billion to pursue its strategic goals of growing its energy business. Currently, 46 percent of E.ON's total assets relate to its non-utility businesses, the largest of which are chemicals and real estate. E.ON intends to divest these non-utility assets and refocus its efforts into utility businesses.

     Due to the rapid rate of electric deregulation in Germany, E.ON has adopted new skills to ensure its success in that competitive environment. However, the limited size of the European energy markets has caused E.ON to look to foreign markets for additional growth and expansion. E.ON believes that the greatest opportunities for expansion in utility businesses exist in the United States.

     As of the end of last year, E.ON had almost $100 billion in assets, with an expansive access to international capital markets. Due to its strong credit rating and significant liquid assets, E.ON has the ability to attract capital at reasonable costs and the ability to maintain existing strong debt and credit ratings.

     E.ON's strong financial condition should be a benefit to LG&E and KU. There will be no cross-guarantees of debt between LG&E or KU and any E.ON affiliate, and there will be no financing provided to E.ON by LG&E and KU except through the payment of dividends from shareholder-owned funds. Neither LG&E nor KU will guarantee the credit of any affiliates without prior Commission approval and neither PowerGen, LG&E Energy, LG&E, nor KU will borrow or issue any security, incur any debt, or pledge any assets to finance any part of E.ON's purchase of the PowerGen stock. E.ON has also agreed that all transaction-related costs, including the premium paid for PowerGen, will be excluded as a rate-making expense by LG&E and KU.

     E.ON has extensive managerial experience in operating utilities and its utility subsidiaries employ 34,400 employees. E.ON intends to keep in place the existing management at PowerGen, LG&E Energy, LG&E, and KU, while the corporate officers of LG&E Energy, LG&E, and KU will continue to maintain their current responsibilities unless and until otherwise determined by the appropriate board of directors. E.ON also recognizes the high level of expertise that exists in the technical staffs of PowerGen, LG&E Energy, LG&E, and KU, and that expertise will be preserved. LG&E and KU will continue to benefit from the technical improvements obtained through the PowerGen merger with LG&E Energy, and these benefits will be further strengthened by E.ON's technical expertise.

     E.ON's acquisition of PowerGen, and the resulting change in control of LG&E and KU, will be in accordance with all applicable domestic and foreign laws. The reasons for E.ON's acquisition of PowerGen are to obtain a strategic position in the utility activities in the United States, to increase the financial strength and stability of LG&E and KU, and to provide value to E.ON's shareholders.

                        POST-ACQUISITION REORGANIZATION

     Under the transaction proposed in the Acquisition Agreement, PowerGen will become a wholly owned subsidiary of E.ON, while LG&E Energy, LG&E, and KU will survive the acquisition and retain their separate corporate existence. Immediately after the consummation of the acquisition of PowerGen, E.ON expects to make LG&E Energy a subsidiary of E.ON or of a U. S. intermediate holding company 100 percent owned and fully controlled by E.ON. This corporate structure will allow E.ON to take into account certain international tax requirements and allow PowerGen to be classified as a Foreign Utility Company ("FUCO") under the Public Utilities Holding Company Act of 1935 ("PUHCA"), rather than being a registered holding company under PUHCA. However, PowerGen would retain responsibility for the development and operation of LG&E Energy, and in turn, control and manage LG&E and KU. The Applicants have specifically requested that the Commission approve this reorganization as part of its decision in this case.

     E.ON could not indicate specifically when the proposed reorganization would occur. The timing of the reorganization will take into account current and future tax developments in Germany and the United States. The German government is considering changes to the German Foreign Tax Act, causing some uncertainty concerning the treatment of multi-tier structures. The nature of the changes and the effective date will impact the timing and structuring of the proposed reorganization. The U. S. Treasury has issued proposed regulations that might have an impact on the financing of the transaction, and therefore would influence the timing of the reorganization./2/

     The Applicants have been asked whether the Securities and Exchange Commission ("SEC") will grant PowerGen status as a FUCO while it retains the developmental and operational responsibilities for LG&E Energy, LG&E, and KU. E.ON and PowerGen have stated they have had discussions with the SEC staff, and that staff has not raised any formal objections to the arrangement./3/ However, the Applicants have not provided any evidence supporting this view nor have the Applicants provided any citations to previous SEC decisions authorizing similar arrangements.

     The undetermined effects of changes in German tax law and U. S. Treasury regulations, as well as the lack of SEC precedent for the PowerGen/LG&E Energy relationship as proposed by the Applicants, make it impossible for the Commission to give its unconditional approval of the proposed reorganization. The resolution of any of these variables may result in modifications to the proposed reorganization. The Commission recognizes the need for E.ON to organize its subsidiaries and affiliates in such a manner that will provide maximum benefit to customers and shareholders. However, the proposal for PowerGen to retain developmental and operational responsibilities over LG&E Energy, LG&E, and KU, which will no longer be subsidiaries of PowerGen, appears to create a complex corporate structure with no clearly discernable benefits.

     To address these concerns, the Commission finds that the proposed reorganization as described in the application is acceptable and should be approved, subject to


----------------------
2    Response to the  Commission  Staff's 2 nd Data Request  dated May 24, 2001,
     Item 6.
3    Transcript of Evidence ("T.E."), Vol. I, July 5, 2001, at 225-226.


the following conditions and notifications. In their application to the SEC, the Applicants must specifically seek the SEC's acceptance of the proposal that PowerGen, as a FUCO, can retain the developmental and operational responsibilities for LG&E Energy, LG&E, and KU, even though those entities are no longer subsidiaries of PowerGen. The Applicants should submit a written notice within 5 days of the Applicants' receipt of the SEC's acceptance of this arrangement. If the final version of either the German Foreign Tax Act or the U.
S. Treasury regulations results in any change in the proposed reorganization, the Applicants should notify the Commission of any changes in the proposed reorganization approved in this Order. This notice should be submitted in writing within 15 days of the finalization of the changes, and should include an explanation of each change. Finally, if the proposed reorganization has not become effective within 6 months of the date of consummating the acquisition of PowerGen by E.ON, the Applicants should submit a written statement explaining why the reorganization has not taken place.

                         DIRECTORS AND ADVISORY BOARDS

     As a result of last year's merger of PowerGen and LG&E Energy, the composition and membership on the boards of directors for PowerGen, LG&E Energy, LG&E, and KU underwent several changes:

o A United States citizen, the CEO of LG&E Energy, was added to the PowerGen Board. Currently, the PowerGen Board has 9 members.

o The LG&E Energy Board was reduced from 13 to 3 members. The CEOs of PowerGen and LG&E Energy, and the Company Secretary of PowerGen currently make up the LG&E Energy Board.

o The LG&E and KU Boards were reduced to 9 members. Currently, the CEO of LG&E Energy, 7 members of the PowerGen Board, and the Company Secretary of PowerGen make up the LG&E and KU Boards.

     In Case No. 2000-095, LG&E Energy stated that the LG&E and KU Boards would be reduced to 3 members. LG&E Energy subsequently determined that those boards must have 9 members to comply with LG&E's and KU's Articles of Incorporation and bylaws, as well as stock exchange requirements for listing their respective preferred stock./4/ In accordance with the PowerGen/LG&E Energy merger agreement, PowerGen created a member LG&E Energy Advisory Board, consisting of 8 former directors of LG&E Energy and the former CEO of LG&E Energy./5/

     Following the consummation of E.ON's acquisition, PowerGen's Chairman will join the Supervisory Board of E.ON Energie and PowerGen's CEO will join the Management Board of E.ON Energie.6 The PowerGen Board will be enlarged to 11 members, made up of 4 members from E.ON, 4 members from PowerGen, the CEO of LG&E Energy, and 2 independent directors based in the United Kingdom./6/ No changes are anticipated for the LG&E Energy Board of Directors or the LG&E Energy Advisory Board. Initially, the Applicants stated that there would be no change in the LG&E and KU Boards, but during the hearing they indicated that there probably would be some changes, due to the changes on the PowerGen Board./7/

     E.ON has proposed a corporate reorganization to be implemented sometime after acquiring PowerGen. LG&E Energy will become a subsidiary of E.ON, but the


----------------------
4 Response to the Commission Staff's 2 nd Data Request dated May 24, 2001, Items 17(b) and 17(d)
5 Response to the Commission Staff's 1st Data Request dated May 4, 2001, Items 14(a) and 14(b).
6    Application Exhibit K, Dr. Gaul Testimony at 19-20.
7    T.E., Vol. II, July 6, 2001, at 13-15.

developmental and operational responsibilities for LG&E Energy, LG&E, and KU will continue to reside with PowerGen. As currently envisioned, there will be no representative from LG&E Energy, LG&E, or KU on either the Supervisory or Management Boards of E.ON. Concerns have been raised during this proceeding that when significant decisions impacting LG&E and KU are made by the E.ON boards, there would be no representation or input on behalf of the regulated utilities.

     During the hearing, E.ON explained that under its decision making process, the top management and CEOs of the various subsidiaries of E.ON are afforded the opportunity to present their ideas and proposals to the E.ON Management Board.6 Mr. Wallis is currently the Chairman of the PowerGen Board, while Mr. Baldwin is the Chief Executive of PowerGen. Following the acquisition, and in addition to serving on the respective E.ON Energie Boards, Mr. Wallis will become Deputy Chairman of the PowerGen Board, while Mr. Baldwin remains Chief Executive. E.ON Energie is a subsidiary of E.ON.

     While not having a vote on the E.ON Management Board, E.ON testified that the CEO of LG&E Energy "will have a voice like we do in practice with all the other CEOs of our group."/8/ The Commission finds that it is essential for the CEO of LG&E and KU to appear in person to provide input and advice at all meetings of any E.ON board at which decisions will be made on budgets, investments, projects, or business plans that will impact LG&E, KU, or their respective ratepayers. While E.ON's current management approach satisfies the Commission's concerns regarding the process for making decisions that impact LG&E and KU, there is no assurance that this management approach will continue. Therefore, the Commission will require the Applicants to commit that when any E.ON board considers issues that will impact LG&E or KU, such as budgets, investments, dividend policies, projects, and business plans, at a minimum the CEOs of LG&E and KU or their designee, must be present to offer a Kentucky perspective on the decision.

----------------------
8    T.E., Vol. I, July 5, 2001, at 97.

     The Commission recognizes that the attendance and input of LG&E's and KU's CEO at these E.ON board meetings may not be quite as beneficial as having a seat on E.ON's boards. However, considering the limited membership of these boards and the plan to include a representative of PowerGen, the Commission finds this arrangement to be reasonable at this time. However, should E.ON restructure any of its boards in the next 10 years to include a representative of a utility headquartered in the United States, those boards should also include the CEO of LG&E and KU.

     The global nature of E.ON's operations also raises concerns that the day-to-day management decisions affecting LG&E and KU be made by corporate officers with first- hand knowledge of the issues facing the utilities. Although the corporate officers of LG&E and KU have historically resided in Kentucky, the Commission finds it imperative that this past practice continue. Consequently, the Commission will require the Applicants to commit for a 10-year period that the CEO and all subordinate officers of LG&E and KU reside in Kentucky, including the Louisville metropolitan area, subject to a 2-month relocation allowance for newly appointed management personnel.

     The Commission notes that the Applicants have committed to maintaining for 10 years the corporate headquarters of LG&E Energy, and the U.S. headquarters of PowerGen and E.ON, in Louisville, Kentucky. For this commitment to be meaningful, those headquarters must include the corporate management personnel of LG&E Energy and the United States operations of PowerGen and E.ON. In addition, the CEO and subordinate officers of those U.S. offices should also reside in Kentucky, including the Louisville metropolitan area, and this residency requirement will be established as a commitment.

In the May 15, 2000 Order in Case No. 2000-095, the Commission stated:

          Concerning the [LG&E Energy] Advisory Board, given the role that board is designed to fill, the Commission does not believe it is appropriate for it to exercise any approval over the composition of that board. However, considering the international nature of the PowerGen Board and its great distance from Kentucky, the Commission suggests that the Applicants establish an advisory board for LG&E and KU. Such a board could be invaluable in identifying timely issues of importance to ratepayers and bringing those issues to the attention of the Boards of LG&E Energy and PowerGen for appropriate action.

          Considering the nature of the LG&E and KU service territories, this advisory board should have a membership that is representative of the broad and diverse population served, including a cross-section of rural and urban customer representatives. To ensure that this board is truly advisory, it should not include members of any of the Applicants' other Boards. While it may be beneficial for this advisory board to meet with the LG&E Energy Board, all concerns, suggestions, recommendations, and other advice of this board should be submitted in writing to the LG&E Energy or PowerGen Board, as appropriate./9/

To date, no advisory board has been established for LG&E and KU. PowerGen and LG&E Energy have stated their belief that the LG&E Energy Advisory Board serves in this role and meets the requirements of the Commission. PowerGen and LG&E Energy contend that the LG&E Energy Advisory Board is already representative of the service population of the two utilities, since its members were drawn from the former LG&E and KU Boards of Directors. PowerGen and LG&E Energy also contend that the LG&E Energy Advisory Board is expected to provide input and advice that is primarily focused

----------------------
9    Case No. 2000-095, May 15, 2000 Order at 12-13.


on issues and matters relevant to LG&E, KU, and their Kentucky and Virginia operations and customers./10/

     The Commission does not agree with the Applicants on this issue. The membership of the LG&E Energy Advisory Board is comprised of individuals employed by large corporations, law firms, or universities./11/ The majority of the members reside in either the Louisville or Lexington metropolitan areas./12/ Although these individuals formerly served on the Board of Directors for LG&E, KU, and LG&E Energy, the Commission is not convinced that these individuals are "representative of the broad and diverse population served, including a cross-section of rural and urban customer representatives." These individuals were originally appointed as directors of LG&E Energy, LG&E, and KU because of their abilities to represent the interests of shareholders, not ratepayers. With the acquisition of PowerGen by E.ON, the ownership and decision-making processes will be moved even further away from LG&E and KU than it is now. As currently envisioned, the only U. S. voice on PowerGen's Board will be the CEO of LG&E Energy, while the E.ON boards will have the input and advice from the CEO of LG&E and KU.

     While the Commission will stop short of mandating the establishment of a Consumer Advisory Board for LG&E and KU, we expect the Applicants to give serious consideration to our recommendation for such a board. If established it should have no fewer than 12 nor more than 20 members with each member being a customer, and should meet at least quarterly. The board's membership should be representative of the

----------------------
10   Response to the  Commission  Staff's 2 nd Data Request  dated May 24, 2001,
     Item 24(b).
11 Response to the Commission Staff's 1st Data Request dated May 4, 2001, Items 14(a) and 14(b).
12   T.E., Vol. II, July 6, 2001, at 17.

broad and diverse population served by LG&E and KU, including a cross-section of rural and urban customer representatives and representatives of the various customer classes. No member of any of the Applicants' other boards should serve on this Consumer Advisory Board. The advice of the LG&E and KU Consumer Advisory Board should be submitted in writing to the LG&E Energy Board, the PowerGen Board, or the E.ON Boards, as appropriate. The members of this Consumer Advisory Board could be paid a nominal meeting fee, reasonable travel and miscellaneous expenses in conjunction with board meetings, with the fees and expenses accounted for as rate-making expenses. Should the Applicants decide to not establish a Consumer Advisory Board, the Commission reserves the right to revisit this issue in the future.

                                FINANCIAL ISSUES

     As discussed in the May 15, 2000 Order in Case No. 2000-095 approving the merger with PowerGen, maintaining the financial condition of LG&E and KU is of critical importance when considering the effects of a proposed acquisition. Significant portions of the May 15, 2000 Order were devoted to financial issues. E.ON has accepted and adopted all the commitments made by PowerGen, LG&E Energy, LG&E, and KU in Case No. 2000-095. Those commitments have been restated in Appendix A of this Order, and the written acceptance of these commitments by E.ON and the other Applicants has been incorporated into the Commission's conditional approval of E.ON's acquisition of PowerGen.

     Many of the concerns, conditions, and requirements set forth in the Orders in Case Nos. 10296,/13/ 89-374,/14/ 15 97-300,/15/ and 2000-095 addressed financial resource issues of balanced capital structures, dividend policy, provision of capital resources, and debt guarantees. As noted in Case No. 2000-095, all of these issues take on a heightened level of importance when a foreign company with international operations acquires a U.S. utility.

     The Applicants have committed to accept and adhere to all conditions and requirements expressed in those previous Commission Orders. These conditions and requirements are also incorporated into Appendix A of this Order. The Applicants have reaffirmed their commitments concerning other financial issues. LG&E, KU, and its ratepayers will not directly or indirectly incur any additional costs, liabilities, or obligations in conjunction with the proposed acquisition by, and transfer of ownership and control to, E.ON. LG&E and KU will not incur any additional debt, issue any additional securities, or pledge any assets to finance E.ON's purchase of PowerGen's stock. The cost of the acquisition will not be recorded on the books of LG&E Energy, LG&E, or KU. LG&E and KU will not bear any administrative costs incurred to comply with the United States and the United Kingdom financial and accounting standards. These commitments are also incorporated into Appendix A.

     As in Case No. 2000-095, the Commission has concerns about the issue of "push down" accounting. "Push down" accounting would require LG&E and KU to record a

----------------------
13 Case No. 10296, The Application of Kentucky Utilities Company to Enter Into an Agreement and Plan of Exchange and to Carry Out Certain Transactions in Connection Therewith, final Order dated October 6, 1988.
14 Case No. 89-374, Application of Louisville Gas and Electric Company for an Order Approving an Agreement and Plan of Exchange and to Carry Out Certain Transactions in Connection Therewith, final Order dated May 25, 1990.
15 Case No. 97-300, Joint Application of Louisville Gas and Electric Company and Kentucky Utilities Company for Approval of Merger, final Order dated September 12, 1997.

portion of the goodwill resulting from the premium paid by E.ON for the PowerGen stock. The Commission continues to strongly oppose that accounting treatment, due to the potential adverse financial impact on LG&E, KU, and their respective ratepayers. In response to the Commission's continuing concern, the Applicants have stated:

          However, an exemption exists in SEC Staff Accounting Bulletin No. 54, Interpretive Question No. 2, where the registrant has outstanding public debt and/or preferred stock. LG&E and KU do not anticipate being required to apply push down accounting as a result of the transaction between Powergen plc and E.ON. In its order approving the acquisition of LEC by Powergen plc, the SEC did not require LEC, LG&E or KU to apply push down accounting. The Joint Applicants will seek and expect to receive the same exemption in the E.ON transaction./16/

The Commission expects the Applicants to seek this exemption from the SEC. Based on our understanding of this exemption, the Commission concludes that "push down" accounting for the goodwill will not be required, and this conclusion has been incorporated as a commitment in Appendix A.

                            APPLICANTS' COMMITMENTS

     In their brief, the Applicants provided a restatement of the original commitments from the May 15, 2000 Order and proposed 12 additional commitments./17/ In general, the additional commitments deal with the provision of information to the Commission on specific topics, customer service concerns raised by the Intervenors, further impacts of the workforce reductions, and the inputs from LG&E and KU in the decision-making processes of E.ON. The Applicants' brief also identified for the first time 10 commitments adopted in Case No. 2000-095 that they now assert are not applicable to E.ON or would be impractical if applied to E.ON./18/ The identified commitments and the reasons for E.ON's assertions are as follows:

----------------------
16   Response to the  Commission  Staff's 1 st Data  Request  dated May 4, 2001,
     Item 11
17   Post-Hearing Brief of the Joint Applicants, Appendix A.
18   Id. at 62-65.

1) Commitments made by PowerGen that have been fulfilled -

     o Meeting with the Big Rivers Electric Corporation's senior management and Board of Directors. Other Commitments and Assurances, No. 9.

     o Appointments to the LG&E Energy Advisory Board. Other Commitments and Assurances, No. 10.

     o Review with LG&E current policies and practices with respect to low-income customers. Other Commitments and Assurances, No. 13.

     o Adoption of neutral position with respect to any state-wide legislation for low-income universal fund. Other Commitments and Assurances, No. 14.

2) Commitments which should be made only by PowerGen -

     o To take an active and ongoing role in managing and operating LG&E and KU, including regular meetings between PowerGen's chief executive and the Commission. Operations and Financial, No. 12.

     o Advising the Commission at least annually on the adoption and implementation of best practices. Operations and Financial, No. 14.

3) Commitment which is the sole responsibility of LG&E and KU -

     o Periodic filing of various reliability and service quality measurements, so that the Commission can monitor the commitment that reliability and service quality will not suffer. Service Quality and Reliability, No. 5.

4) Reporting commitments which would be impractical if applied to E.ON -

     o Notifying the Commission of debt or equity issuances by PowerGen exceeding $100 million. Reporting, No. 1. (Applicants propose to raise the reporting level to $2 billion for E.ON.)

     o Annual reporting of LG&E Energy's proportional share of E.ON's total assets, total operating revenues, operating and maintenance expenses, and number of employees. Reporting, No. 3. (Applicants propose to remove operating and maintenance expenses.)

5) Commitment which should continue for all of the Applicants, except E.ON -

     o Notifying the Commission in advance of material changes in the participation in funding for research and development. Service Quality and Reliability, No. 6.

     The Applicants state that E.ON stands behind and accepts the commitments made in Case No. 2000-095, and that E.ON stands behind each of the commitments contained in Appendix A of its brief. The Applicants stress that while a commitment may be made by PowerGen rather than E.ON, that fact should not be construed as a change in position or a lesser commitment by the Applicants./19/

     The Commission has reviewed the 12 additional commitments proposed by the Applicants and generally finds them reasonable. The Commission has restated the commitments in Appendix A from Case No. 2000-095 and has incorporated these new commitments in Appendix A to this Order.

     However, the Commission is concerned by the Applicants' failure to have identified prior to July 20, 2001 any objection to any of the existing commitments or to have proposed any modifications to them. Throughout this proceeding, the Applicants have repeatedly stressed to the Commission and the public that E.ON accepted and adopted without change all of the PowerGen commitments from Case No. 2000-095. To now propose changing over 20 percent of those commitments, with no supporting evidence of record and no explanation for the untimely delay, is unreasonable and unacceptable. Consequently, Applicants' modifications to the existing commitments are rejected without prejudice. To the extent that the Applicants believe that they can provide evidence to support their proposed modifications, they may file a petition for rehearing pursuant to KRS 278.400. The Commission has, however, refined some of the commitments in Appendix A to provide clarity to the Applicants.

----------------------
19   Post-Hearing Brief of the Joint Applicants at 65-66.

                ADDITIONAL INTERVENOR CONDITIONS AND COMMITMENTS

     Several Intervenors have advocated that additional conditions and/or commitments be adopted as part of the Commission's approval of the E.ON acquisition.

AG.

     The AG argues that E.ON should be required to demonstrate through a detailed record that it has the managerial and technical skills to operate LG&E and KU. The AG believes that E.ON has failed to meet the statutory criteria because it is relying on PowerGen, LG&E, and KU to properly perform the managerial responsibilities./20/ The AG also argues that the Applicants should be required to maintain the level and standard of service previously provided by LG&E and KU prior to the workforce reductions. As part of this requirement, the AG advocates the establishment of a service review mechanism and the imposition of sanctions if necessary to ensure that the level of service does not deteriorate further./21/

     Concerning its technical and managerial experience, the Applicants argue that E.ON has extensive technical and managerial experience in operating the fourth largest electric utility in the world, as well as the experience and skills which already exist at PowerGen, LG&E Energy, LG&E, and KU./22/

     Based on the substantial evidence of record, including the testimonies of E.ON senior management personnel and their extensive background and experience in utility operations, the Commission finds that E.ON, on its own, has the technical and managerial experience to operate LG&E and KU. In addition, the Commission is not persuaded that a service review mechanism and the imposition of sanctions are appropriate at this time.

----------------------
20   Post Hearing Brief of the AG at 5 and 7.
21   Id. at 4-5 and 7
22   Post-Hearing Brief of the Joint Applicants at 5-13.


Gallatin

     Gallatin claims that LG&E has altered the manner in which it operates under certain wholesale power agreements between LG&E and East Kentucky. Because of these changes, Gallatin argues that the Commission should require LG&E to return to the conditions existing prior to the PowerGen transaction. In addition, Gallatin advocates that E.ON not be permitted to export LG&E's low-cost resources outside of Kentucky if doing so will raise the cost of power to LG&E customers or any other customers in Kentucky. Gallatin also advocates that neither E.ON nor its affiliates should be permitted to offer more attractive rates or terms of service to end-users in other jurisdictions than it offers to Kentucky consumers./23/

     The Applicants argue that Gallatin is not a retail, native load customer of LG&E, that transactions involving the sale of power between LG&E and East Kentucky are subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC"), and that the conditions offered by Gallatin are directly contradictory to LG&E's legal obligations./24/

     The Commission is truly sensitive to the issues raised by Gallatin. We strongly encourage economic development in Kentucky and recognize the important role that utilities and utility rates can play in that effort. However, as the Commission stated at the July 5, 2001 hearing, the legal issues raised by Gallatin are not germane to this proceeding. LG&E's power contract with East Kentucky is subject to the exclusive jurisdiction of the FERC. Any interpretation of that contract or conditions under which that wholesale power is sold are beyond the jurisdiction of this Commission. Gallatin has intervened in our recently initiated case to review generation and transmission issues in Kentucky./25/ The issue of preserving Kentucky's low cost electricity for sale within Kentucky should be reviewed in that administrative case.

----------------------
23   Gallatin Brief at 4
24   Post-Hearing Brief of the Joint Applicants at 47-48.
25 Administrative Case No. 387, A Review of the Adequacy of Kentucky's Generation Capacity and Transmission System.

Big Rivers and Kenergy

     Big Rivers and Kenergy request the Commission to modify Commitment No. 5 in the "Other Commitments and Assurances" section to reflect the fact that the Century Aluminum Company has acquired the rights and interests of the Southwire Company. In addition, in that same section, Kenergy requests that it be added to Commitment No. 6, in order to clarify that the reference to "the Big Rivers Agreements" includes Kenergy. The Commission finds Big Rivers' and Kenergy's requests reasonable and has modified the commitments contained in Appendix A accordingly.

MHNA/POWER

     MHNA/POWER state that E.ON should be required to provide a copy to the AG and the Intervenors of its filing with the Commission concerning years 6 through 10 of the surcredit established to reflect the savings from LG&E's merger with KU. MHNA/POWER also contend that E.ON should include the AG and the Intervenors in the proceedings when the Commission is updated on the adoption and implementation of best practices./26/

     The Commission finds that no compelling reasons have been provided by MHNA/POWER to require the formal notices requested. MHNA/POWER will be able to intervene in the future merger surcredit proceedings when they are established. Any informal conferences with the Commission relating to the adoption and implementation of best practice, will be scheduled with notice to MHNA/POWER and the other Intervenors.

----------------------
26   Post-Hearing Brief of MHNA/POWER at 6-7

Robert Madison

Mr. Madison proposes several additional commitments dealing with:

     o Sharing of cost savings and benefits from the workforce reductions and improved financial ratings;

     o Requiring the Applicants to pay for all safety-related problems resulting from the workforce reductions;

     o    Continuing employee benefits;

     o    Prohibiting "push down" accounting;

     o    Requiring representation on the E.ON Supervisory Board; ando

     o    Requiring the merger of LG&E and KU./27/

----------------------
27   Post Hearing Brief of Robert L. Madison at 1, 3, 4, and 8-10.

     In this Order and the attached Appendix A, the Commission addresses most of the proposals of Mr. Madison, and no further findings are required. Cost savings and benefit sharing already exist through the LG&E and KU Earnings Sharing Mechanisms ("ESM"). The remaining proposals have not been sufficiently supported to persuade the Commission to adopt them as conditions to the approval of E.ON's acquisition.

                          MOST FAVORED NATIONS CLAUSE

     Several of the Intervenors have advocated that the Applicants be required to commit to a "most favored nations" clause as a condition for the approval of E.ON's acquisition of LG&E and KU or any future merger or acquisition. Under a most favored nations clause, Kentucky ratepayers would be provided the same level of benefits resulting from this acquisition or another acquisition or merger as provided to ratepayers in the other jurisdictions.

     Gallatin advocates that a most favored nations clause be applicable to this acquisition, arguing that E.ON's proposed acquisition of LG&E poses risks to Kentucky consumers. Gallatin contends that E.ON should be required to commit to extend to Kentucky consumers comparable benefits and cost savings that it may agree to provide, or be required to provide, by any other regulatory body, so that Kentucky consumers come out no worse than anyone else./28/

     The AG argues for a most favored nations clause relating to future mergers and acquisitions by E.ON in the United States. In the alternative, the AG contends that the Applicants should be required to file an application with the Commission at the time of future acquisitions or mergers, providing for the sharing of any potential savings with Kentucky customers. The AG believes that without such a commitment or condition in the approval of this application, any possible future savings from other acquisitions or mergers may well be lost./29/

     MHNA/POWER also advocate adopting a most favored nations clause for any future acquisition or merger. MHNA/POWER contend that E.ON should be required to make a formal filing with the Commission to address synergies envisioned in future utility acquisitions in the United States and benefits accorded ratepayers in subsequent acquisitions. The filings would include proposed methodologies for sharing benefits with Kentucky ratepayers or an explanation of why sharing with Kentucky ratepayers is -25- inappropriate. In addition, MHNA/POWER requested that the AG and the Intervenors be given notice of such a filing./30/

----------------------
28   Gallatin Brief at 5.
29   Post Hearing Brief of the AG at 3 and 6-7.
30   Post Hearing Brief of MHNA/POWER at 7.

     The Applicants argue that a most favored nations clause has no application in this case. They state that Kentucky's approval will be the predominant state regulatory approval for consummation of the proposed acquisition. They note that a comparison of the conditions imposed by the Virginia State Corporation Commission ("Virginia Commission") in the two previous mergers involving LG&E and KU/31/ shows that the Virginia Commission did not impose any new conditions that were materially different from those imposed by the Kentucky Commission./32/

     The Applicants further argue that they cannot commit to sharing benefits from a future acquisition when they do not know and cannot reasonably foresee the conditions and circumstances of such an acquisition. The Applicants contend that such a restrictive commitment may expose E.ON to sharing the same dollar of savings from a future acquisition twice rather than under an equitable proportional allocation. The Applicants support the current commitment, which only requires a discussion with the Commission of possible synergies resulting from a future acquisition and how those synergies could be appropriately shared with Kentucky ratepayers./33/

----------------------
31 The two previous mergers were of LG&E Energy Corp. with KU Energy Corp. in 1998, and PowerGen with LG&E Energy Corp. in 2000.
32   Post-Hearing Brief of the Joint Applicants at 53-54.
33   Id. at 51-52.

     The Commission finds that a most favored nations clause relating to the acquisition of PowerGen by E.ON would be of little benefit since there is no evidence of any specific merger synergies or benefits that will not flow directly to ratepayers through LG&E's and KU's existing earnings sharing mechanism. While the Commission shares some of the concerns expressed by the Intervenors about sharing benefits from future mergers and acquisitions, we believe a most favored nations clause could prove to be unworkable and a possible hindrance to such transactions in the future. However, the Applicants' unwillingness to go beyond the existing commitment to informally discuss synergies from non-jurisdictional acquisitions is not in the public interest. Therefore, within 60 days of closing any utility merger or acquisition in the United States that is exempted under KRS 278.020(4) and 278.020(5), the Applicants will be required to file with the Commission a petition setting forth a formal analysis of any potential synergies and benefits from the merger or acquisition and a proposed methodology for allotting an appropriate share of the potential synergies and benefits to LG&E's and KU's ratepayers.

                            CUSTOMER SERVICE ISSUES

     During this proceeding, several Intervenors have expressed concerns about the ability of the Applicants to continue providing high quality, reliable customer service. In addition, this year's workforce reductions resulting from the value delivery team analysis have contributed to these concerns.

     To address concerns about customer service, CAC/KACA propose that three additional conditions be included as part of the Commission's approval of E.ON's acquisition. First, the Applicants should be required to develop a customer service plan -27- for the entire customer base, specifically including the low-income, working poor, and elderly customers. CAC/KACA contend that while the Applicants have offered to continue to provide high quality services to customers, they have not put forth specific solutions targeting these specific subgroups. Second, the Applicants should commit to the development of tangible benchmarks for customer service and establish an independent, third-party evaluation of customer service. CAC/KACA argue that this evaluation must be performed by an independent firm that has familiarity with all customer segments, including low-income, working poor, and elderly customers, with the results detailed in such a manner as to ensure all customers are receiving quality service. Finally, CAC/KACA contend that the Applicants should be required to establish a universal service energy assistance program serving the entire combined service territories of LG&E and KU. CAC/KACA believe that such a program should be developed collaboratively with the agencies and organizations that have experience in delivering such programs and familiarity with community needs and resources in the various regions of the respective service territories./34/

     Similarly, MHNA/POWER propose several additional conditions or commitments that they believe should be part of the Commission's approval of the E.ON acquisition. MHNA/POWER also endorse the creation of a customer service plan, the establishment of tangible benchmarks for customer service, and conducting annual, independent customer service evaluations. MHNA/POWER want E.ON's top management to meet regularly with low-income Intervenors to discuss areas of concern and they also want E.ON to continue the regular discussions among LG&E, MHNA/POWER, and other low-income advocates to resolve issues affecting low-income customers./35/

----------------------
34   Post-Hearing Brief of CAC/KACA at 4 and 7.
35   Post Hearing Brief of MHNA/POWER at 6-7.

     Mr. Madison states that he is not opposed to the annual customer service evaluations proposed by CAC/KACA and MHNA/POWER. However, he does oppose the proposal by CAC/KACA requiring the establishment of a universal service energy assistance program serving the entire combined service territories of LG&E and KU./36/

     The Applicants acknowledge LG&E's and KU's historic commitment to exceptional customer service and they value the skill and ongoing efforts that meeting such a commitment requires. As an example of that commitment, the Applicants point to the recognition LG&E Energy has received in the form of high national rankings in surveys conducted by J. D. Power & Associates ("J. D. Power"). The Applicants state that E.ON's acquisition of PowerGen will not affect these efforts and E.ON expressly affirms all the customer service commitments made by PowerGen in Case No. 2000-095. E.ON believes that its longstanding commitment to exceptional customer service, along with the assurances and commitments offered in this proceeding, will ensure that LG&E's and KU's customers continue to receive the same high quality energy service they currently enjoy./37/

     The Commission shares the Intervenors' concerns about the levels and adequacy of customer service. In particular, our concern is whether this year's ongoing workforce reductions will have a detrimental impact on the utilities' ability to continue to provide the highest quality of customer service. In addition, the Commission is concerned about the impact on service due to the significant amount of turnover in senior management.

----------------------
36   Post Hearing Brief of Robert L. Madison at 6-8.
37   Post-Hearing Brief of the Joint Applicants at 41-44.

     Based on the evidence before us today, the Commission does not believe that it is necessary to require LG&E and KU to develop overall customer service plans or require annual, independent third-party evaluations of customer service. At present, the Commission finds that comparing LG&E's and KU's current levels of customer service to their respective historic levels will serve as adequate benchmarks. Finally, the Commission finds that the new commitments offered by the Applicants, in combination with the Commission's modifications of existing commitments, will address a majority of the areas raised by Intervenors.

     The Applicants have noted LG&E Energy's national recognition in surveys prepared by J. D. Power. The Commission takes administrative notice of the press releases by J. D. Power, and observes that between the 2000 and 2001 residential customer surveys, LG&E Energy's index score dropped from 117 to 108. While the Applicants characterize this as a "modest change" and suggest it was due to the significant impact that higher natural gas prices had on customer satisfaction,39 the J. D. Power press release stresses that these were electric-only surveys and makes no mention of the effects of natural gas pricing on combined utilities in the study. Further, the Applicants have provided no evidence to support their claim that the drop in ranking was due to natural gas prices. 39 Id. at 41-42, footnote 201.

     The Applicants have access to the details of the J. D. Power surveys, and they should utilize this information to identify areas in which customer service has deteriorated. Within 90 days of the date of this Order, LG&E and KU should file with the Commission a detailed report on the results of the 2001 J. D. Power residential survey and outline all steps already taken and to be taken to correct the drop in customer satisfaction. That report should also discuss the average length of time that customers are placed on hold when calling a customer service representative and whether any specific changes are needed to reduce that time.

                               QUALITY OF SERVICE

     Historically, LG&E and KU have been known as providers of high quality, reliable utility service at relatively low rates. In response to the issue of maintaining service quality after the merger with PowerGen, the Commission determined in Case No. 2000-095 that certain service quality reporting standards should be established. Specifically, LG&E and KU were required to annually file service quality monitoring reports which summarized System Average Interruption Duration Index and System Average Interruption Frequency Index at the substation level for the previous year and a comparison to the previous 5-year average. Any deterioration in excess of 10 percent for any one substation, or 5 percent for the system total, were to be explained and a description of corrective measures to be taken was to be included. If weather was the largest contributing factor for the differences, the effects of severe storms could be removed and the data then re-compared.

     Subsequent events, including the most recent J. D. Power survey results, this year's workforce reductions, and the significant turnover in senior management at LG&E and KU, all contribute to a heightened concern that quality of service not deteriorate. Although the Applicants have repeatedly stated that the high quality of service historically enjoyed by ratepayers will be maintained, the actual proof of this will occur only over time. Consequently, the Commission finds that additional reporting requirements should be established to provide for more frequent monitoring of service quality levels. LG&E and KU will be required to file quarterly outage reports, including outages related to severe storms. The quarterly reports should reflect the preceding 12 months of data and be filed within 90 days of the end of each calendar quarter. These reports should contain a comparison to the previous 5-year average, but explanations and descriptions of corrective actions need only be provided annually as required in Case No. 2000-095. To reduce the volume of paper filed and to allow better analysis of the data provided, the required outage reports should be filed electronically in a format to be mutually agreed upon by the Commission and the Applicants. These outage reports should enable the Commission to more quickly identify changes in service quality, particularly relating to service restorations following severe storms, and ensure that necessary corrective measures are taken to maintain the high level of service quality traditionally provided by LG&E and KU.

                              SUMMARY OF FINDINGS

     The Commission, after consideration of the evidence of record and being advised, finds that:

     1. E.ON, PowerGen, LG&E Energy, LG&E, and KU will, after the consummation of the acquisition, have the financial, technical, and managerial abilities to provide reasonable utility services.

     2. E.ON and any intermediate company between E.ON and LG&E Energy will not, by reason of E.ON's ownership of all outstanding shares of common stock of PowerGen and LG&E Energy, be a utility as defined in KRS 278.010(3).

     3. PowerGen will not, by reason of its developmental and operational responsibilities for LG&E Energy, LG&E, and KU, be a utility as defined in KRS 278.010(3).

     4. LG&E Energy will not, by reason of its ownership of all outstanding shares of common stock of LG&E and KU, be a utility as defined in KRS 278.010(3).

     5. The proposed acquisition of PowerGen by E.ON, the reorganization of LG&E Energy as a subsidiary of E.ON rather than PowerGen, and the associated transfer of control of LG&E and KU resulting from this reorganization of LG&E Energy is in accordance with law, for a proper purpose, and will be consistent with the public interest only if the Applicants accept and agree to the commitments and conditions set forth in Appendix A, attached hereto and incorporated herein by reference.

     6. The proposed reorganization of PowerGen and LG&E Energy, as described in the Application, is acceptable and should be approved, subject to the conditions and notifications contained in this Order.

     7. The Commission will certify to the SEC pursuant to Section 33(a)(2) of PUHCA that, with the Applicants' acceptance of the commitments in Appendix A, the Commission has the authority and resources to protect LG&E's and KU's ratepayers subject to its jurisdiction and that it intends to exercise this authority.

     8. It is in the public interest for LG&E to remain a combination gas and electric utility following the consummation of the acquisition.

     9. The acquisition should be approved upon the condition that the CEOs of each Applicant file, within 7 days of the date of this Order, a written acknowledgement accepting, and agreeing to be bound by, the commitments set forth in Appendix A to this Order.

     10. LG&E and KU should provide copies of the applications, notices, final approval orders, or other regulatory notifications received from FERC, SEC, the Department of Justice, the Virginia Commission, and the Tennessee Regulatory Authority, to the extent these documents have not already been provided in this case.

     11. LG&E and KU should review the reporting requirements contained in this Order and the requirements of the SEC, and determine if the consummation of the acquisition has impacted the SEC reports that may satisfy the Commission's requirements. LG&E and KU should notify the Commission in writing within 90 days of consummation of the acquisition if changes have occurred.

     12. The Applicants should notify the Commission in writing of any material change in LG&E's and KU's participation in, or funding for, research and development 30 days prior to any proposed change.

     13. LG&E and KU should file quarterly their service outage reports as described in this Order.

     14. The Applicants should file semi-annually a report detailing the adoption and implementation of best practices at LG&E and KU. The report should be filed 45 days after the close of the reporting period.

     15. In the event LG&E or KU requests from the SEC or FERC an exemption or change to the current dividend requirements, a copy of such request should be filed with the Commission 30 days prior to its submission to the SEC or FERC.

     16. Within 90 days of the date of this Order, LG&E and KU should submit a detailed report on the results of the 2001 J. D. Power residential survey and outline all steps already taken and to be taken to correct the drop in customer satisfaction. In addition, this report should discuss the average length of time that customers are placed on hold when calling a customer service representative and whether any specific changes are needed to reduce that time.

     IT IS THEREFORE ORDERED that:

     1. The transfer of ownership of LG&E and KU through the acquisition of ownership and control of PowerGen by E.ON is approved, subject to the filing within 7 days of the date of this Order of the written acknowledgements described in Finding No. 9 above.

     2. E.ON, PowerGen, and LG&E Energy shall not impair the capacity of LG&E and KU to meet their obligations to provide adequate, efficient, and reasonable utility service.

     3. LG&E and KU are prohibited from guaranteeing the debt of E.ON, PowerGen, LG&E Energy, and related affiliates and subsidiaries of E.ON, PowerGen, and LG&E Energy, without the prior approval of the Commission.

     4. The Applicants shall comply with all reporting and filing requirements described herein. Unless otherwise noted, all quarterly reports shall be filed within 45 -35- days of the close of the reporting quarter, while all annual reports shall be filed by March 31 of the year following the reporting period.

     5. Access to the books and records of E.ON, PowerGen, and LG&E Energy and its related affiliates and subsidiaries shall be provided as described in Appendix A.

     6. LG&E and KU shall file copies of the applications, notices, final approval orders, or other regulatory notifications received from FERC, SEC, the Department of Justice, the Virginia Commission, and the Tennessee Regulatory Authority, to the extent these documents have not already been provided in this case, within 10 days of their filing or receipt.

     7. Within 5 days of the consummation of the acquisition, LG&E and KU shall file a written notice setting forth the date of acquisition.

     Done at Frankfort, Kentucky, this 6 th day of August, 2001.

                                         By the Commission

ATTEST:


-----------------------
Executive Director

                                   APPENDIX A

              APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE
              COMMISSION IN CASE NO. 2001-104 DATED AUGUST 6, 2001

     The approval of the acquisition and transfer of ownership and control of LG&E and KU as a result of the acquisition of PowerGen by E.ON is subject to the written acceptance by E.ON, PowerGen, LG&E Energy, LG&E, and KU of the following commitments and assurances:

                            OPERATIONS AND FINANCIAL

     1. E.ON, PowerGen, LG&E Energy, LG&E, and KU shall adhere to the conditions described in the Commission's Orders in Case Nos. 10296, 89-374, 97-300, and 2000-095, to the extent those conditions are not superseded by KRS 278.2201 through 278.2219 or the jurisdiction of SEC or FERC. These conditions, restated in Appendix B to the Commission's May 15, 2000 Order in Case No. 2000-095, concern protection of utility resources, monitoring the holding company and the subsidiaries, and reporting requirements.

     2. E.ON and PowerGen commit that the books and records of LG&E Energy, LG&E, and KU will be kept in Kentucky.

     3. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit not to assert that the SEC's jurisdiction legally preempts the Commission from disallowing recovery in retail rates for the cost of goods and services that LG&E or KU obtain from or transfer to an associate, affiliate, or subsidiary in the same holding-company system. This assertion shall also apply to any claim under the Ohio Power vs. FERC decision. However, LG&E and KU shall retain the right to assert that the charges are reasonable and appropriate.

     4. E.ON, PowerGen, LG&E Energy, LG&E, and KU shall commit not to assert in any proceeding before the Commission preemption by a United Kingdom, German, European Community, or other foreign regulator of the review of the reasonableness of a cost. However, LG&E and KU shall retain the right to assert that the charges are reasonable and appropriate.

     5. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to provide the Commission with notice 30 days prior to any SEC filing that proposes new allocation factors. The notice need not be in precise form of the final filing but will include, to the extent information is available, a description of the proposed factors and the reasons supporting such factors. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to make a good faith attempt to resolve differences, if any, with the Commission in advance of filing with the SEC.

     6. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that the merger will not detract from the benefits customers currently receive as a result of the merger approved in Case No. 97-300. This commitment includes LG&E's and KU's merger surcredits, the merger dispatch savings, and lower fuel costs distributed through LG&E's and KU's fuel adjustment clauses.

     7. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that E.ON's acquisition of PowerGen will have no impact on the base rates or the operation of the fuel adjustment clauses, environmental surcharges, gas supply clause, demand side management clause, or ESM schedules of LG&E or KU.

     8. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to obtaining Commission approval prior to the transfer of any LG&E or KU asset with an original book value in excess of $10 million.

     9. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that any proposed amendment to the Power Supply System Agreement and the Transmission Coordination Agreement between KU and LG&E shall be submitted to the Commission for its review 30 days in advance of filing the amendment with the FERC.

     10. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that LG&E Energy, its subsidiaries, LG&E and KU, and their ratepayers, directly or indirectly, shall not incur any additional costs, liabilities, or obligations in conjunction with the acquisition of PowerGen by E.ON including, but not limited to, the following:

          a. LG&E Energy, LG&E, and KU shall not incur any additional indebtedness, issue any additional securities, or pledge any assets to finance any part of the purchase price paid by E.ON for the PowerGen stock.

          b. The payment for the PowerGen stock shall be recorded on E.ON's books, not the books of LG&E Energy or its subsidiaries.

          c. The premium paid by E.ON for the PowerGen stock, as well as any other associated costs, shall not be "pushed down" to LG&E or KU.

          d. All transaction-related costs, including the cost of purchase and the premium paid for the PowerGen transaction, shall be excluded for rate-making purposes and from the rates of LG&E and KU.

          e. In future rate cases LG&E and KU shall not seek a higher rate of return on equity than would have been sought if no acquisition had occurred.

          f. The current outstanding preferred stock of LG&E and KU shall not be changed, converted, or otherwise exchanged in conjunction with the merger.

          g. The accounting and rate-making treatments of LG&E's and KU's excess deferred income taxes shall not be affected by the acquisition of PowerGen by E.ON.

          h. No costs of the LG&E Energy Advisory Board shall be borne by LG&E or KU.

          i. No change in control payments will be allocated to the ratepayers of LG&E and KU.

          j. If early termination costs are incurred for any senior management of LG&E Energy, none of these costs will be allocated to LG&E or KU.

          k. Any additional administrative costs incurred in order to comply with the financial and accounting standards of the United States, the United Kingdom, the Federal Republic of Germany, and the European Community will not be borne by LG&E and KU.

          l. No generation assets located within Kentucky will be sold to finance this or any subsequent merger or acquisition without prior Commission authorization.

     11. The Applicants commit that the corporate officers of LG&E Energy, LG&E, and KU shall maintain their current titles and responsibilities as officers unless and until otherwise determined by either of their respective Boards of Directors. The Applicants will maintain the highest level of management experience within LG&E Energy, LG&E, and KU, and will provide an opportunity to broaden that experience by exchanging positions with other managers in E.ON's and PowerGen's organizations.

     12. E.ON and PowerGen commit to taking an active and ongoing role in managing and operating LG&E and KU in the interests of customers, employees, and the Commonwealth of Kentucky, and to take the lead in enhancing LG&E's and KU's relationship with the Commission, with state and local government, and with other community interests, including, but not limited to, meetings between E.ON's and/or PowerGen's chief executive and the Commission at least twice a year.

     13. E.ON and PowerGen commit to maintaining a sound and constructive relationship with those labor organizations that may represent certain employees of LG&E Energy, LG&E, and KU; to remain neutral respecting an individual's right to choose whether or not to be a member of a trade union; to continue to recognize the unions that currently have collective bargaining agreements with LG&E; and to honor those agreements.

     14. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to advising the Commission at least annually on the adoption and implementation of best practices at both LG&E and KU following the consummation of the acquisition of PowerGen by E.ON.

     15. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to provide such information as the Commission may request regarding the implementation of best practices, customer service, reliability, and safety.

     16. LG&E and KU acknowledge that in any Commission proceeding involving safety violations by employees of independent contractors, LG&E and KU shall be responsible for the acts of the employees of the independent contractors to the same extent that LG&E and KU are responsible for the acts of their own employees.

     17. E.ON commits to develop, with the assistance of an external consultant, a retention and incentive program for PowerGen, LG&E Energy, LG&E, and KU managers, to be implemented following the consummation of the acquisition of PowerGen by E.ON. The plan will be developed with the goal of being finalized by November 2001.

     18. E.ON and PowerGen commit that no further planned workforce reductions in LG&E Energy's, LG&E's, or KU's employees will be made as a result of the acquisition of PowerGen by E.ON.

                                   REPORTING

     19. If new debt or equity in excess of $100 million is issued, E.ON and PowerGen commit to notify the Commission as soon as practicable prior to the issuance, and LG&E Energy commits to notify the Commission 30 days prior to the issuance.

     20. E.ON commits to notifying the Commission subsequent to its board approval and as soon as practicable following any public announcement of any acquisition of a regulated or non-regulated business representing 5 percent or more of E.ON's market capitalization.

     21. E.ON commits to providing an annual report to the Commission detailing LG&E Energy's proportionate share of E.ON's total assets, total operating revenues, operating and maintenance expenses, and number of employees. In the event LG&E Energy remains a subsidiary of PowerGen, this annual report will reflect LG&E Energy's proportionate share of PowerGen's total assets, total operating revenues, operating and maintenance expenses, and the number of employees.

     22. E.ON and PowerGen commit to notifying the Commission 30 days prior to paying any dividend or transferring more than 5 percent of the retained earnings of LG&E or KU to E.ON and/or PowerGen.

     23. E.ON commits to filing with the Commission a copy of the annual reports and its quarterly interim reports to its shareholders. If PowerGen continues to issue annual reports to its shareholders, PowerGen commits to filing a copy of that report with the Commission.

     24. E.ON and PowerGen commit to filing with the Commission such additional financial reports as the Commission, from time to time, reasonably determines to be necessary for it to effectively regulate the operation of LG&E and KU.

     25. LG&E and KU will file with the Commission for informational purposes copies of any applications filed with the Virginia Commission relating to the money pool arrangement or capital contributions to KU.

     26. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to notifying the Commission 30 days prior to making any capital contribution to LG&E or KU and to provide the accounting entries reflecting the capital contribution within 60 days after the close of the month in which the contribution was made.

                        SERVICE QUALITY AND RELIABILITY

     27. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that customers will experience no change in utility service due to the continuing existence of LG&E Energy Services, Inc.

     28. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to: adequately funding and maintaining LG&E's and KU's transmission and distribution systems; b) complying with all Commission regulations and statutes; and c) supplying LG&E and KU customers' service needs.

     29. When implementing best practices, E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to taking into full consideration the related impacts on the levels of customer service and customer satisfaction, including any negative impacts resulting from workforce reductions.

     30. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that they will minimize, to the extent possible, any negative impacts on levels of customer service and customer satisfaction resulting from workforce reductions.

     31. LG&E and KU commit to periodically filing the various reliability and service quality measurements they currently maintain, to enable the Commission to monitor their commitment that reliability and service quality will not suffer as a result of the acquisition.

     32. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to notifying the Commission in writing 30 days prior to any material changes in their participation in funding for research and development. Material changes include, but are not limited to, any change in funding equal to or greater than 5 percent of any individual company's previous year's budget for research and development. The written notification shall include an explanation and the reasons for the change in policy.

     33. E.ON and PowerGen commit to maintaining LG&E Energy's level of commitment to high quality utility service, and will fully support maintaining the LG&E and KU track record for superior service quality.

     34. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that LG&E and KU shall continue to operate through regional offices with local service personnel and field crews.

     35. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that local customer service offices will not be closed as a result of the proposed transaction and that, if and when local customer service offices may be closed to achieve world class best practices, the Applicants will take into account the impact of the closures on customer service.

                        OTHER COMMITMENTS AND ASSURANCES

     36. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to maintaining their respective headquarters in Kentucky for a period of 10 years following the consummation of the acquisition of PowerGen by E.ON. KU's headquarters shall be maintained in Lexington, Kentucky; LG&E Energy's and LG&E's headquarters shall be maintained in Louisville, Kentucky; and E.ON's and PowerGen's United States headquarters shall be maintained in Louisville, Kentucky.

     37. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit to dedicating LG&E's and KU's existing and future generating facilities to the requirements of LG&E's and KU's existing and future native load customers.

     38. E.ON, PowerGen, and LG&E Energy commit that LG&E and KU shall maintain a substantial level of involvement in community activities, through annual charitable and other contributions, on a level comparable to or greater than the participation levels experienced prior to the date of the merger. E.ON and PowerGen commit to maintaining and supporting the relationship between LG&E and KU with the communities that each serves for a period of 10 years from the acquisition of PowerGen by E.ON.

     39. E.ON, PowerGen, and LG&E Energy commit that the acquisition of PowerGen will have no effect or impact on KU's contract with Owensboro Municipal Utilities and KU's contractual relationships with either its municipal customers or Berea College.

     40. E.ON, PowerGen, and LG&E Energy commit that the acquisition of PowerGen shall have no effect or impact on various agreements associated with the resolution of Big Rivers' bankruptcy proceeding. These agreements include, but are not limited to, the lease agreement and associated obligations between LG&E Energy's affiliates and Big Rivers and the power purchase agreements between LG&E Energy Marketing, Kenergy, Alcan Aluminum Corp., and Century Aluminum Company. Any revisions to these agreements must be submitted for Commission approval prior to the effective date of the revision.

     41. E.ON, PowerGen, and LG&E Energy commit that the acquisition of PowerGen shall have no effect upon the performance of LG&E Energy and its affiliates of their obligations under the Big Rivers and Kenergy Agreements. LG&E Energy and its affiliates shall continue to be bound by the terms of those agreements, including any guaranty agreements.

     42. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that within 60 days of the closing of any utility merger or acquisition in the United States that is exempted under KRS 278.020(4) and 278.020(5), the Applicants will file with the Commission a petition setting forth a formal analysis of any potential synergies and benefits from the merger or acquisition and a proposed methodology for allotting an appropriate share of the potential synergies and benefits to LG&E's and KU's ratepayers.

     43. E.ON and PowerGen commit to maintaining LG&E's and KU's pro-active stance on developing economic opportunities in Kentucky and supporting economic development, and social and charitable activities, throughout LG&E's and KU's service territories.

     44. E.ON and PowerGen shall meet with the senior management and the Board of Directors of Big Rivers on a regular basis.

     45. E.ON and PowerGen commit that for as long as it owns, controls, or manages LG&E or KU, there shall be a seat on the PowerGen Board occupied by a United States citizen who resides in the service territories of LG&E or KU.

     46. E.ON and PowerGen commit that LG&E Energy's Board of Directors shall consist of three members, one of whom shall be the current Chairman of LG&E Energy.

     47. E.ON and PowerGen commit to review with LG&E and KU management their current policies and practices with respect to low-income customers to determine whether policies and practices more sympathetic to the needs of such customers would be appropriate. In addition, E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that the current policies for low-income customers will not change as a result of the acquisition of PowerGen by E.ON.

     48. E.ON and PowerGen commit that, with respect to any state-wide legislation for a low-income universal fund, it shall adopt a neutral position regarding that portion of such legislation designed to create a line item charge on utility customers' bills for the purpose of assisting low-income customers so long as such legislation has no impact on shareholders.

     49. E.ON and PowerGen commit that its present expectation is for LG&E and KU to remain members of the Midwest Independent System Operator.

     50. The Applicants commit that, in conjunction with the Commission review of the performance-based rate-making method presently in effect for LG&E's purchased gas adjustment clause, LG&E shall propose an ESM or other alternative form of regulation that will provide LG&E with incentives to make improvements while providing a mechanism for sharing with customers the benefits realized from those improvements.

     51. Upon the expiration of the LG&E and KU ESM provided for in the Commission's January 7, 2000 Orders, the Applicants commit to propose extension of the ESM or some other method of regulation that will continue to provide LG&E and KU with incentives to make improvements while providing a mechanism to share with customers the benefits realized from those improvements.

     52. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that LG&E Energy shall hold 100 percent of the common stock of LG&E and KU and that LG&E Energy shall not transfer any of that stock without prior Commission approval even if the transfer is pursuant to a corporate reorganization as defined in KRS 278.020(6)(b).

     53. KU will designate a contact person in Lexington to respond to special needs in the Lexington area.

     54. E.ON and PowerGen commit to meet with the LG&E Energy Advisory Board at least twice a year for input in connection with the oversight of PowerGen's management of LG&E and KU.

     55. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that when budgets, investments, dividend policies, projects, and business plans are being considered by E.ON's or E.ON Energie's Management and/or Supervisory Boards for the Kentucky business, at a minimum, the CEOs of LG&E and KU or their designees must be present to offer a Kentucky perspective to the decision and be permitted to participate in any debates on the issues.

     56. E.ON, PowerGen, LG&E Energy, LG&E, and KU commit that all corporate officers of LG&E and KU shall reside within Kentucky, including the Louisville metropolitan area, subject to a 2-month relocation allowance for newly appointed officers. This commitment will remain in effect for a period of 10 years following the consummation of the acquisition of PowerGen by E.ON.

     57. As part of their commitment to maintaining the corporate headquarters of LG&E Energy and the U. S. headquarters of PowerGen and E.ON in Louisville, Kentucky, E.ON, PowerGen, and LG&E Energy commit that these corporate headquarters will include the corporate management personnel of LG&E Energy and the corporate management personnel of United States operations of PowerGen and E.ON. Further, E.ON, PowerGen, and LG&E Energy commit that the CEO and subordinate officers of those U. S. offices shall reside in Kentucky, including the Louisville metropolitan area. This commitment will remain in effect for a period of 10 years following the consummation of the acquisition of PowerGen by E.ON.

                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION

In the Matter of:

        JOINT APPLICATION FOR TRANSFER           )
        OF LOUISVILLE GAS AND ELECTRIC           )
        COMPANY AND KENTUCKY UTILITIES           )       CASE NO. 2001-104
        COMPANY IN ACCORDANCE WITH               )
        E.ON AG'S PLANNED ACQUISITION            )
        OF POWERGEN PLC                          )


                                    O R D E R

     On August 6, 2001, the Commission issued an Order approving the acquisition by E.ON AG ("E.ON") of PowerGen plc ("PowerGen"), LG&E Energy Corp. ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E"), and Kentucky Utilities Company ("KU"), subject to their unconditional acceptance of the commitments enumerated therein. PowerGen, LG&E Energy, LG&E, and KU, by letters filed on August 14, 2001, stated their unconditional acceptance of those commitments. E.ON also filed a letter on that same date accepting all commitments but clarifying that while Louisville, Kentucky will be the headquarters of its operations in this country, it intends to maintain an existing office in New York to perform certain functions for its corporate headquarters in Germany.

     The Commission then requested additional details about the role of E.ON's New York office and the United States headquarters it intends to establish in Louisville, Kentucky. On August 29, 2001, E.ON filed the additional information, and an informal conference was held on September 4, 2001 to discuss this issue. E.ON subsequently filed on September 7, 2001 a supplemental letter committing to establish its United States headquarters in Louisville, Kentucky for 10 years following its acquisition of PowerGen. E.ON's letter specifies the functions to be performed at this headquarters, including overseeing the development of synergies from future acquisitions in this country. Management of all future acquisitions will report to this headquarters. In addition, E.ON committed that the functions now performed in its New York office will not be moved to another place in the United States as the result of a further acquisition or merger.

     Based on the evidence of record and being otherwise sufficiently advised, the Commission finds that E.ON's August 14, 2001 letter, as supplemented by its filings on August 29, 2001 and September 7, 2001 constitute in their entirety an unconditional acceptance of all the commitments set forth in the Commission's August 6, 2001 Order.

     IT IS THEREFORE ORDERED that E.ON's acquisition of PowerGen, LG&E Energy, LG&E, and KU is approved, subject to the requirements and commitments set forth in the August 6, 2001 Order.

     Done at Frankfort, Kentucky, this 17th day of September, 2001.

                                                     By the Commission

ATTEST

/s/--------------------------
Deputy Executive Director